Exhibit 99

Company Contact:

Ronald H. Spair

Chief Financial Officer

610-882-1820

Investorinfo@orasure.com

www.orasure.com

OraSure Announces Fourth Quarter and Full Year 2007 Financial Results

- Annual Revenues Reach Record Level With 21% Growth Over 2006 -

BETHLEHEM, PA – February 12, 2008 – (BW HealthWire) – OraSure Technologies, Inc. (NASDAQ: OSUR), a market leader in oral fluid diagnostics, today announced revenues of $82.7 million and $19.8 million for the year and quarter ended December 31, 2007, respectively. This compares to revenues of $68.2 million and $17.7 million for the year and quarter ended December 31, 2006, respectively.

The Company reported net income of $2.5 million, or $0.05 per share on a fully-diluted basis, for the full year 2007. These results compare to net income of $5.3 million, or $0.11 per share on a fully-diluted basis, for the full year 2006. Net income for the full year 2007 included a $1.4 million pre-tax gain on sale of an investment in a privately-held nonaffiliated company.

For the quarter ended December 31, 2007, the Company reported net income of $27,000 representing break-even earnings per share on a fully-diluted basis. These results compare to net income of $1.0 million, or $0.02 per share on a fully-diluted basis, for the quarter ended December 31, 2006.

For the year ended December 31, 2007, increased sales of the Company’s OraQuick® rapid HIV-1/2 antibody tests and over-the-counter (“OTC”) cryosurgery products, together with an increase in funded research and development related to the Company’s rapid Hepatitis C (“HCV”) test, contributed to the 21% increase in total revenue. Revenue for the quarter ended December 31, 2007 increased 12%, also as a result of increased sales of the Company’s OraQuick® tests and OTC cryosurgery products, as well as increased sales in the insurance risk assessment market. These increases for the quarter were partially offset by a decrease in sales of the Company’s Intercept® oral fluid drug testing product compared to 2006.

“We are pleased with the robust revenue increase delivered in 2007, and in particular with the continued growth of our infectious disease business,” said Douglas A. Michels, President and Chief Executive Officer of OraSure Technologies. “We believe the OraQuick® rapid HIV test will continue to drive significant growth in the future. During 2007, we also expanded our international business and continued to build the groundwork for our future success by making significant progress in the clinical development of a rapid HIV test for home use and a rapid Hepatitis C test for professional use.”

The Company’s gross margins were 61% and 58% for the full year 2007 and quarter ended December 31, 2007, respectively. Gross margins decreased from 64% for the full year 2006 and from 65% for the quarter ended December 31, 2006. The decrease in gross margin for the year was largely due to an increase in inventory scrap expenses, higher product support costs and a less favorable product mix. The decrease for the fourth quarter was largely due to a less favorable product mix and a higher unit cost associated with the introduction of a new cryosurgical device in the European OTC Market. The 2006 fourth quarter and full year margins also benefited from a favorable adjustment to royalty expense as the result of a re-negotiated patent license.

For the full year 2007, operating expenses increased to $51.5 million from $37.9 million in 2006. Operating expenses for the quarter ended December 31, 2007 were $13.0 million, compared to $10.7 million for the comparable period in 2006. These increases were primarily attributable to higher research and development costs associated with the development and clinical work for an OraQuick® rapid HIV test for home use and an OraQuick® hepatitis C test for professional use, higher staffing related costs and increased advertising reimbursement expense related to the Company’s international OTC cryosurgical product. Operating expenses for the full year 2007 were also higher due to increased legal expenses related to the dispute with Prestige Brands, which was resolved in the fourth quarter of 2007.

Cash flow from operating activities was $11.5 million in 2007, compared to $16.9 million reported in 2006. The decrease was primarily the result of lower net income and increases in inventories and accounts receivable, partially offset by an increase in accounts payable and accrued expenses.

Cash, cash equivalents and short-term investments totaled $95.6 million and working capital was $105.6 million at December 31, 2007, compared to $91.0 million and $96.0 million, respectively, at December 31, 2006.

Full Year and First Quarter 2008 Outlook

The Company expects total revenues for 2008 to range from approximately $90.0 to $92.0 million. This projection does not include the amount payable under the Schering-Plough settlement for past sales which will be recorded as other income, nor does it include any contribution in 2008 from the reintroduction of a cryosurgical wart treatment product in the U.S. OTC market or launch of an OTC cryosurgical product line extension for which the Company is seeking FDA 510(k) clearance. The timing and potential magnitude of any revenues from these cryosurgical products are not predictable at this time. The Company does not include items in its guidance unless it believes the related revenues are likely to be achieved.

The Company expects to increase its Research and Development expenditures for 2008 to approximately $21.0 million, representing an increase of $7.0 million or approximately $0.08 per share over 2007. As a result, the Company expects to achieve fully diluted earnings per share for 2008 of approximately $0.05 to $0.07.

For the first quarter of 2008, revenues are expected to range from approximately $18.0 to $18.5 million with sequential growth in infectious disease and substance abuse testing revenues compared to the fourth quarter of 2007, offset by lower cryosurgical revenues as a result of seasonality and the absence of U.S. OTC cryosurgical sales. The Company is currently projecting fully-diluted earnings per share for the first quarter of 2008 of approximately $0.03 to $0.04.

Condensed Financial Data

(In thousands, except per-share

data and percentages)

Unaudited

	Three months ended December 31,		Year ended December 31,
	2007	2006	2007	2006
Results of Operations
Revenues	$19,809	$17,734	$82,686	$68,155
Cost of products sold	8,281	6,240	32,403	24,756

Gross profit	11,528	11,494	50,283	43,399

Operating expenses:
Research and development	4,240	2,898	14,136	8,648
Sales and marketing	5,063	3,945	20,062	15,921
General and administrative	3,668	3,885	17,304	13,367

Total operating expenses	12,971	10,728	51,502	37,936

Operating income (loss)	(1,443)	766	(1,219)	5,463
Other income, net	1,070	1,020	5,513	3,599

Pre-tax income (loss)	(373)	1,786	4,294	9,062
Income tax provision (benefit)	(400)	761	1,821	3,794

Net income	$27	$1,025	$2,473	$5,268

Earnings per share
Basic	$—	$0.02	$0.05	$0.11

Diluted	$—	$0.02	$0.05	$0.11

Weighted average shares:
Basic	46,625	45,974	46,325	45,910

Diluted	47,336	46,440	46,878	46,580

	Three months ended December 31,
	Dollars		% Change	Percentage of Total Revenues
	2007	2006		2007	2006
Market Revenues
Infectious disease testing	$9,444	$7,943	19%	48%	45%
Substance abuse testing	3,390	4,058	(16)	17	23
Cryosurgical systems	5,343	4,269	25	27	24
Insurance risk assessment	1,605	1,437	12	8	8

Product revenues	19,782	17,707	12	100	100
Licensing and product development	27	27	—	—	—

Total revenues	$19,809	$17,734	12%	100%	100%

	Year ended December 31,
	Dollars		% Change	Percentage of Total Revenues
	2007	2006		2007	2006
Market Revenues
Infectious disease testing	$35,791	$29,180	23%	43%	43%
Substance abuse testing	15,789	15,752	—	19	23
Cryosurgical systems	23,533	17,333	36	28	25
Insurance risk assessment	5,464	5,565	(2)	7	8

Product revenues	80,577	67,830	19	97	99
Licensing and product development	2,109	325	549%	3	1

Total revenues	$82,686	$68,155	21%	100%	100%

	Three months ended December 31,		% Change	Year ended December 31,		% Change
	2007	2006		2007	2006
OraQuick® Revenues
Direct to U.S. Public Health	$5,460	$4,475	22%	$19,799	$15,268	30%
Abbott	2,018	1,674	21	8,103	6,897	17
SAMHSA	—	150	N/A	339	406	(17)
CDC	—	282	N/A	1,125	1,291	(13)
International	1,181	509	132%	3,291	1,694	94

Total OraQuick® revenues	$8,659	$7,090	22%	$32,657	$25,556	28%

	Three months ended December 31,		% Change	Year ended December 31,		% Change
	2007	2006		2007	2006
Intercept® Revenues
Workplace testing	$1,282	$1,871	(31)%	$6,650	$6,616	1%
Criminal Justice	622	600	4	2,570	2,398	7
International	431	636	(32)	2,188	2,314	(5)
Direct	264	200	32	1,003	728	38

Total Intercept® revenues	$2,599	$3,307	(21)%	$12,411	$12,056	3%

	Three months ended December 31,		% Change	Year ended December 31,		% Change
	2007	2006		2007	2006
Cryosurgery Revenues
Professional domestic	$1,806	$1,203	50%	$5,247	$5,360	(2)%
Professional international	798	788	1	2,349	2,284	3
OTC domestic	650	1,216	(47)	6,237	5,174	21
OTC international	2,089	1,062	97	9,700	4,515	115%

Total cryosurgery revenues	$5,343	$4,269	25%	$23,533	$17,333	36%

	December 31, 2007	December 31, 2006
Balance Sheets
Assets
Cash, cash equivalents and short-term investments	$95,566	$91,001
Accounts receivable, net	11,296	10,357
Inventories	9,410	5,534
Current deferred income taxes	5,061	3,676
Other current assets	2,744	1,990
Property and equipment, net	20,911	17,375
Deferred income taxes	17,266	19,846
Other non-current assets	5,387	6,786

Total assets	$167,641	$156,565

Liabilities and Stockholders’ Equity
Current portion of long-term debt	$557	$609
Accounts payable	5,905	3,312
Accrued expenses	11,996	12,658
Long-term debt	8,818	10,031
Other liabilities	311	451
Stockholders’ equity	140,054	129,504

Total liabilities and stockholders’ equity	$167,641	$156,565

	Year ended December 31,
	2007	2006
Additional Financial Data
Capital expenditures	$5,372	$12,643
Depreciation and amortization	$2,736	$1,923
Accounts receivable – days sales outstanding	50 days	55 days

Conference Call

The Company will host a conference call and audio webcast to discuss the Company’s 2007 fourth quarter and full-year financial results, business developments and 2008 financial guidance, beginning today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). On the call will be Douglas A. Michels, President and Chief Executive Officer, and Ronald H. Spair, Chief Financial Officer and Chief Operating Officer. The call will include prepared remarks by management and a question and answer session.

In order to listen to the conference call, please either dial 888-742-2024 (Domestic) or 706-643-0033 (International) and reference Conference ID #32848688, or go to OraSure Technologies’ web site, www.orasure.com, and click on the Investor Info link. A replay of the call will be archived on OraSure Technologies’ web site shortly after the call has ended and will be available for seven days. A replay of the call can also be accessed until February 19, 2008, by dialing 800-642-1687 (Domestic) or 706-645-9291 (International) and entering the Conference ID #32848688.

About OraSure Technologies

OraSure Technologies develops, manufactures and markets oral fluid specimen collection devices and tests and other diagnostic products using proprietary technologies, including immunoassays and other in vitro diagnostic tests and other medical devices. These products are sold in the United States and certain foreign countries to clinical laboratories, hospitals, clinics, community-based organizations and other public health organizations, distributors, government agencies, physicians’ offices, and commercial and industrial entities. For more information on the Company, please visit www.orasure.com.

Important Information

This press release contains certain forward-looking statements, including with respect to revenues, net income and products. Actual results could be significantly different. Factors that could affect results include the ability to market and sell products; changes in relationships, including disputes or disagreements, with strategic partners and reliance on strategic partners for the performance of critical activities under collaborative arrangements; failure of distributors or other customers to meet purchase forecasts or minimum purchase requirements for the Company’s products; impact of competitors, competing products and technology changes; ability to develop, commercialize and market new products; market acceptance of oral fluid testing, rapid point-of-care testing or other products; changes in market acceptance of products based on product performance; continued bulk purchases by customers, including governmental agencies, and the ability to fully deploy those purchases in a timely manner; ability to fund research and development and other products and operations; ability to obtain and maintain new or existing product distribution channels; reliance on sole supply sources for critical product components; availability of related products produced by third parties or products required for use of our products; ability to obtain, and timing and cost of obtaining, necessary regulatory approvals for new products or new indications or applications for existing products; ability to comply with applicable regulatory and legal requirements; history of losses and ability to achieve sustained profitability; volatility of our stock price; uncertainty relating to patent protection; uncertainty and costs of litigation relating to patents and other intellectual property; availability of licenses to patents or other technology; ability to enter into international manufacturing agreements; obstacles to international marketing and manufacturing of products; ability to sell products internationally; loss or impairment of sources of capital or investments; ability to meet financial covenants in agreements with financial institutions; ability to retain qualified personnel; exposure to patent infringement, product liability and other types of litigation; changes in international, federal or state laws and regulations; customer consolidations and inventory practices; equipment failures and ability to obtain needed raw materials and components; the impact of terrorist attacks and civil unrest; ability to complete consolidation or restructuring activities; ability to identify, complete and realize the full benefits of potential acquisitions; and general political, business and economic conditions. These and other factors are discussed more fully in the Securities and Exchange Commission (“SEC”) filings of OraSure Technologies, including its registration statements, its Annual Report on Form 10-K for the year ended December 31, 2006, its Quarterly Reports on Form 10-Q, and its other filings with the SEC. Although forward-looking statements help to provide complete information about future prospects, readers should keep in mind that forward-looking statements may not be reliable. The forward-looking statements are made as of the date of this press release and OraSure Technologies undertakes no duty to update these statements.

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